Exhibit 99.1

POZEN's MT 100 To Be Reviewed by Advisory Committee in May 2005

    CHAPEL HILL, N.C.--(BUSINESS WIRE)--Dec. 21, 2004--FDA and POZEN Inc. (NASDAQ: POZN) have agreed to present MT 100 to an Advisory Committee for consideration, with particular emphasis on the potential risk of tardive dyskinesia. A tentative date in May has been proposed. This action came as a result of a series of meetings held between the two parties. The FDA stated in a recent memo that it is possible that MT 100 may not be approvable if the benefits of the drug do not, in FDA's opinion, outweigh the risks of MT 100, including the risk of tardive dyskinesia, even if FDA eventually determines that MT 100 meets the efficacy requirements for a combination migraine agent.
    MT 100 is a combination of two approved drugs, naproxen sodium and metoclopramide hydrochloride, in a sequential release formulation. POZEN received a not approvable letter from FDA on May 28, 2004 citing a lack of evidence supporting both the efficacy and the safety of the combination product. MT 100 is still under regulatory review in the United Kingdom.

    About POZEN

    POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. Since its inception, POZEN has focused its efforts primarily on the development of pharmaceutical products for the treatment of migraine. POZEN is also exploring the development of product candidates in other pain-related therapeutic areas. POZEN has development and commercial alliances with GlaxoSmithKline, Xcel Pharmaceuticals, and Nycomed. The company's common stock is traded on The Nasdaq Stock Market under the symbol "POZN". For detailed company information, including copies of this and other press releases, see POZEN's website: www.pozen.com.

    Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management's current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, notwithstanding extensive dialogue with FDA; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 under "Management's Discussion and Analysis of Financial Condition and Results of Operations". We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

    CONTACT: POZEN Inc.
             Bill Hodges, 919-913-1030
             Chief Financial Officer
             or
             Fran Barsky, 919-913-1044
             Director, Investor Relations